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                                                                   Exhibit 10.29

                     Increase in Shares Reserved Under the
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                     SUPERVALU INC. Restricted Stock Plan
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     "WHEREAS, pursuant to resolutions adopted on April 10, 1991, the Board of
Directors authorized, approved and established a restricted stock plan known as the Super Valu Stores, Inc. Restricted Stock Plan, now known as the SUPERVALU INC. Restricted Stock Plan (the "Plan"), that is administered by the Chief Executive Officer for certain employees of SUPERVALU INC. (the "Company") and its affiliates; and

     WHEREAS, 45,000 shares of the Company's common stock, $1.00 par value ("Common Stock"), remain available for the granting of awards under the Plan from the prior authorizations of 200,000 shares of Common Stock; and

     WHEREAS, the Executive Personnel and Compensation Committee has reviewed, approved and recommended to the Board of Directors that the number of shares of Common Stock available for grants of awards under the Plan be increased by 100,000; and

     WHEREAS, the Committee has further approved and recommended to the Board of Directors that the Plan be restated to reflect such share increase; and

     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to increase the number of shares available for grants of awards under the Plan and to restate the Plan;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes and approves the amendment and restatement of the Plan having the terms set forth in the following resolutions.

     FURTHER RESOLVED, that the number of shares of Common Stock, available for granting awards under the Plan shall be 300,000, less all shares previously awarded, which shares may be either newly issued shares or treasury shares; provided, that if any shares covered by an award are forfeited or if an award shall otherwise terminate without delivery or vesting of any shares to be received thereunder, then the number of shares covered by such award, to the extent of any such forfeiture or termination, shall again be available for granting awards under the Plan; and provided further, that the number and type of shares available for granting awards under the Plan shall be adjusted appropriately in the event of any merger, consolidation, reorganization, recapitalization, stock split, stock dividend or similar change in the capital structure of the Company.

     FURTHER RESOLVED, that up to 300,000 shares of Common Stock, less that number of shares previously awarded, are hereby reserved for grants of restricted stock awards under the Plan, subject to adjustment from time to time in accordance with the foregoing resolutions; and any shares of Common Stock issued pursuant to restricted stock awards shall be duly authorized, validly issued, fully paid and nonassessable.


Dated: April 12, 2000